Exhibit 99.1

Walgreens Boots Alliance Appoints William H. Shrank, M.D., to Board of Directors

Dr. Shrank brings extensive healthcare experience, business leadership and clinical expertise to WBA board as the company undergoes strategic turnaround

DEERFIELD, Ill., July 10, 2024 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced the appointment of William H. Shrank, M.D., to the company’s board of directors. Dr. Shrank is globally recognized for his leadership and expertise in healthcare strategy, policy and population health. He joins the WBA board at an important time as the company strengthens its business.

Currently, Dr. Shrank is a venture partner with the Bio + Health Team of Andreesen Horowitz, a private venture capital firm, a role he has held since January 2023. He previously served in a number of senior leadership roles with Fortune 50 companies including Chief Medical Officer (CMO) for Humana, Inc. and Chief Scientific Officer and CMO of Provider Innovation for CVS Health.

“Dr. Shrank is a strategic, experienced healthcare leader and I am proud to have him on our board as we execute the turnaround plan for our business,” said Tim Wentworth, Walgreens Boots Alliance CEO. “As the healthcare and retail landscapes continue to evolve and we further enhance our focus and sharpen execution, I am confident that his background will help us elevate the value of community pharmacy and unlock opportunities for our long-term strategy.”

“I am pleased to welcome Dr. Shrank to the WBA Board of Directors,” said Stefano Pessina, Executive Chairman, Walgreens Boots Alliance. “I look forward to working with Dr. Shrank and know that his clinical and business insights, experience and patient-centric approach will be a strong asset for WBA driving long-term value for our patients, customers and shareholders.”

Prior to joining Andreesen Horowitz, Dr. Shrank served as Chief Medical Officer of Humana Inc., a leading care delivery and health plan administration company, from April 2019 to August 2022. His responsibilities included implementing Humana’s integrated care delivery strategy with an emphasis on advancing the company’s clinical capabilities and improving the health outcomes of its members. He also led Humana’s Care Delivery Organization, clinical operations and population health strategy.

Previously, Dr. Shrank served as Chief Medical Officer, Insurance Services Division, of the University of Pittsburgh Medical Center (UPMC) from April 2016 to February 2019. From 2013 to 2016, Dr. Shrank held several leadership positions with CVS Health Corporation, including Senior Vice President, Chief Scientific Officer, and Chief Medical Officer of Provider Innovation. He also worked for the Center for Medicare and Medicaid Innovation, part of the Centers for Medicare and Medicaid Services (CMS), as Director, Research and Rapid-Cycle Evaluation Group.

Dr. Shrank began his career as a practicing physician with Brigham and Women’s Hospital in Boston, Mass. and as an assistant professor at Harvard Medical School. He received his B.A. in Psychology from Brown University and an M.D. from Cornell University Medical College. He also holds an M.S. in Health Services from the University of California, Los Angeles.

“I have seen firsthand the trust and relationship patients have with their pharmacist and the critical role pharmacies serve as the front door to the healthcare system in most communities,” said Dr. Shrank. “Walgreens and Boots are trusted brands, and I’m honored to have the opportunity to work with leadership and the WBA Board of Directors to advance the company’s vision and strategy to transform healthcare delivery.”

Earlier this year, WBA announced several new executive appointments to deepen the company’s healthcare expertise and position company for accelerated growth.

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About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities. A trusted, global innovator in retail pharmacy with approximately 12,500 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 330,000 people and has a presence in eight countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company and Benavides in Mexico. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the Company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-GEN)

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